EXHIBIT 10.26

AVID TECHNOLOGY, INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT,
AS AMENDED March 14, 2011

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into as of March 14, 2011, by and between Avid Technology, Inc., a Delaware corporation (the “Company”), and Gary G. Greenfield (“Executive”).  This Agreement shall replace and supersede that certain Executive Employment Agreement between Executive and the Company entered into as of December 19, 2007 and amended and restated on December 20, 2010 (the “Prior Agreement”).

Recital

The Company and the Executive desire to amend and restate the Prior Agreement in its entirety as set forth herein, effective as of the date set forth above, to provide that the term of this Agreement shall continue until March 14, 2014, with automatic annual extensions thereafter unless either party provides the requisite advance notice of intent to terminate this Agreement and with certain automatic extensions in the event of a Change-in-Control of the Company (as defined below) or a Potential Change-in-Control Period (as defined below).

Agreement

In consideration of the foregoing Recital and the mutual promises and covenants herein contained, and for other good and valuable consideration, Executive and the Company, intending to be legally bound, agree as follows:

Article 1.  Services

1.1. Service.  Commencing on December 19, 2007 (the “Effective Date”) and throughout the Term (as defined below), Executive shall serve as the Chief Executive Officer of the Company upon the terms and conditions set forth below.

1.2. Duties.  During the Term, Executive agrees to perform such executive duties consistent with his position as may be assigned to him from time to time by the Board of Directors of the Company (the “Board” or “Board of Directors”) and to devote his full working time and attention to such duties.

                      Following the Effective Date, Executive shall be permitted to continue serving on, and only on, the boards of directors (and committees thereof) of three companies on which Executive serves as of the Effective Date (the “Existing Directorships”); provided, however, that if Executive resigns or otherwise ceases to serve with respect to any Existing Directorship, Executive shall not serve on the boards of directors or advisory committees of more than two companies (public or private) without prior Board approval.  Executive’s service on the Board shall not be taken into account for purposes of the limitations set forth in this paragraph.

1.3. No Conflicting Commitments.  During the Term, Executive will not undertake any commitments, engage or have an interest in any outside business activities or enter into any consulting agreements which, in the good faith determination of the Board of Directors (excluding Executive), conflict with the Company’s interests or which might reasonably be expected to impair the performance of Executive’s duties as a full-time employee of the Company.  Notwithstanding the foregoing, Executive may pursue personal interests (including, without limitation, industry, civic and charitable activities), attend to his personal investments, so long as such activities do not interfere with the performance of his duties hereunder, and, until December 31, 2007, continue to satisfy obligations with respect to his prior employer.

1.4. Board Membership.  Executive shall be appointed a member of the Board of Directors as of the Effective Date and shall serve as a member of the Board without additional compensation.  During the Term, at each annual meeting of the Company’s stockholders at which Executive’s membership on the Board has expired, the Company will nominate Executive to serve as a member of the Board.  Executive’s service as a member of the Board will be subject to any required stockholder approval.  Upon termination of Executive’s employment with the Company for any reason, unless the Board affirmatively requests that Executive remain on the Board, Executive will be deemed to have resigned from the Board voluntarily as of the last day of employment with the Company; and at the Board’s request, Executive will execute any documents necessary to reflect such resignation.

1.5. Chairman of Board.  Executive will be named Chairman of the Board within 12 months after the Effective Date.

Article 2.  Term

2.1. Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire on March 14, 2014 unless the Term is:

2.1.1 extended pursuant to the provisions of this Section 2.1; or

2.1.2 terminated when Executive’s employment terminates pursuant to Section 4.1 hereof;

provided, however, that notwithstanding the foregoing, the Term shall continue to automatically be extended for periods of one (1) year so long as neither party provides written notice to the other of its intent to terminate by a date which is at least one hundred and eighty (180) days prior to the then-current expiration date of this Agreement, and, provided further, that (i) in the event that a Change-in-Control of the Company (as defined in Section 4.2.2) should occur during the twelve (12) months prior to the end of the then-current Term and Executive is still an employee of the Company at that time, then the Term shall be deemed to expire on the date that is twelve (12) months after the date of such Change-in-Control of the Company, (ii) in the event a Potential Change-in-Control Period (as defined in Section 4.2.6) exists within the twelve (12) months prior to the end of the then-current Term and Executive is still an employee of the Company as of that date, the Term shall be deemed to expire on the date that is twelve (12) months after the commencement of such Potential Change-in-Control Period and (iii) the expiration of the Term shall not adversely affect Executive’s rights under this Agreement which have accrued prior to such expiration. For the avoidance of doubt, if a Potential Change-in-Control Period shall commence in the twelve (12) months prior to the end of the then-current Term and a Change-in-Control of the Company shall also occur during such twelve (12) month period, and if Executive is still an employee of the Company on the date of the Change-in-

Control of the Company, the Term shall be deemed to expire twelve (12) months after the date of such Change-in-Control.  Unless the services of Executive have terminated prior to or upon the end of the Term in accordance with the provisions of this Agreement, from and after the end of the Term, Executive shall be an employee-at-will.

Article 3.  Payments

3.1. Base Compensation.  During the Term, the Company shall pay Executive an annual base salary (the “Base Salary”) of Nine Hundred Thousand Dollars ($900,000), payable in regular installments in accordance with the Company’s usual payment practices.  The Base Salary shall be reviewed by the Board of Directors’ Compensation Committee during the Term and increased (but not decreased) accordingly at the discretion of the Compensation Committee.  As of January 1, 2010, Executive’s Base Salary is $936,000.

3.2. Incentive Payments. Commencing with the Company’s fiscal year ending December 31, 2008 and thereafter during the remainder of the Term, Executive shall be eligible to participate in an annual performance bonus plan pursuant to which he shall be eligible to receive a target annual bonus (the “Annual Incentive Bonus”) equal to One Hundred percent (100%) of his then Base Salary for full attainment of his performance objectives (which may include company-wide objectives), with a maximum annual bonus equal to One Hundred Thirty-Five percent (135%) of his then Base Salary for extraordinary performance on all or nearly all of his performance objectives.  The total cash compensation payable to Executive with respect to fiscal year 2008, including his Annual Incentive Bonus for 2008 (but excluding the bonus payable under Section 3.8), shall not exceed Two Million One Hundred Fifteen Thousand Dollars ($2,115,000).

                      The amount of Executive’s Annual Incentive Bonus, if any, shall be based on the degree to which Executive’s performance objectives for a fiscal year have been met.  Within 70 days after the Effective Date, Executive and the Compensation Committee of the Board (after receiving input from the Board) shall have mutually determined and established Executive’s performance objectives for fiscal year 2008.  Thereafter, during the Term, Executive’s performance objectives for each fiscal year shall be mutually established by the Compensation Committee of the Board and Executive during Executive’s annual performance review; provided, that in no event shall the percentages set forth in the first paragraph of this Section 3.2 to be used in calculating Executive’s Annual Incentive Bonus be reduced.  The Compensation Committee of the Board shall determine, for each fiscal year, the extent to which Executive’s performance objectives for such fiscal year have been attained and the amount of the Annual Incentive Bonus, if any, for such fiscal year.  Any Annual Incentive Bonus earned by Executive with respect to a fiscal year shall be paid to him promptly after the filing of the Company's Annual Report on Form 10-K for such fiscal year but in no event later than 90 days after the end of such fiscal year.  The amount of, and Executive’s entitlement to receive, the Annual Incentive Bonus for a fiscal year shall be determined without regard to whether Executive is employed on the date that such Annual Incentive Bonus is payable.

3.3. Equity Grant.

3.3.1. Option Grant.  Effective as of the Effective Date, pursuant to a stock option agreement, Executive will be awarded an option to purchase Seven Hundred Twenty-Five Thousand (725,000) shares of Avid Technology, Inc. common stock (the “Stock Option”).  The exercise price will be the closing price of the stock on the Effective Date (the “Start Price”).

             a) One Hundred Thousand (100,000) shares of the Stock Option will vest on a time-based schedule in equal 6.25% increments every three months, with the first vesting date on March 19, 2008 and the last vesting date on December 19, 2011, as long as Executive is employed by the Company on each such vesting date.

             b) Three Hundred Thousand (300,000) shares of the Stock Option will vest on a performance-based schedule, as follows:

                (1)  One Hundred Fifty Thousand (150,000) shares of the Stock Option will vest at the end of the first 20 consecutive trading day period following the Effective Date during which the common stock of the Company, as quoted on Nasdaq (or on such other exchange as such shares may be traded), trades (without regard to the closing price) at a price per share of at least twice the Start Price, as adjusted for stock splits and stock dividends; and

                (2) An additional One Hundred Fifty Thousand (150,000) shares of the Stock Option will vest at the end of the first 20 consecutive trading day period following the Effective Date during which the common stock of the Company, as quoted on Nasdaq (or on such other exchange as such shares may be traded), trades (without regard to the closing price) at a price per share of at least three times the Start Price, as adjusted for stock splits and stock dividends.

             c) Three Hundred Twenty-Five Thousand (325,000) shares of the Stock Option (the “ROE Option Shares”) will vest in accordance with the following table, based upon improvement in the Company’s Return on Equity, or ROE (as defined below), in calendar year periods, commencing with calendar year 2008.  Improvements for each calendar year shall be measured against a baseline ROE for the 12-month period ended September 30, 2007 (“Baseline”).

ROE Percentage Point Improvement in Calendar Year Compared to Baseline	Percentage of ROE Option Shares to Vest
14%	100%
12%	90%
10%	75%
8%	60%
6%	45%
4%	30%
2%	15%
0%	0%

The Board (excluding Executive if he is a member of the Board) shall make the final determination of ROE and the ROE percentage point improvement for purposes hereof for each calendar year no later then the 1st day of March following the end of such calendar year.  The determination of ROE shall be derived upon the Company’s audited financial statements for the applicable calendar year and the unaudited financial statements for the Baseline period.  The ROE Option Shares, if any, that are not vested at the end of the seventh calendar year (2014) shall be forfeited.

“Return on Equity” or “ROE” shall be determined using the Company’s non-GAAP net income as published in an earning release, adding the provision for income taxes and subtracting the non-GAAP related tax adjustments for the applicable period and dividing by the average common stockholder equity during the same period.

Notwithstanding the foregoing, the ROE Option Shares will vest in full at the end of the first 20 consecutive trading day period following the Effective Date during which the common stock of the Company, as quoted on Nasdaq (or on such other exchange as such shares may be traded), trades (without regard to the closing price) at a price per share at least four times the Start Price, as adjusted for stock splits and stock dividends.

3.3.2. Restricted Stock Grant.  Effective as of the Effective Date, pursuant to a restricted stock agreement, Executive will be granted One Hundred Thousand (100,000) shares of Avid Technology, Inc. common stock (the “Restricted Stock Grant”), which will vest as to 25% of the shares on January 1, 2009 and in equal 6.25% increments every three months thereafter, commencing on March 19, 2009, until fully vested on December 19, 2011, as long as Executive is employed by the Company on each such vesting date.

3.3.3. Representation Regarding Grant Date.  The Company represents and warrants that the Company has taken all corporate action necessary to create legally binding rights on the part of Executive, as of the Effective Date, to the Stock Option and the Restricted Stock Grant and that the Effective Date is the grant date for all purposes, including (without limitation) for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”).

3.3.4. Covenant Regarding Registration.  The Company covenants and agrees that as soon as practicable after the Effective Date, but in any event no later than March 31, 2008 to register the shares of stock of the Company covered by the Stock Option and the Restricted Stock Grant under the Securities Act of 1933, as amended, by filing a registration statement on Form S-8, or on such other form as may be appropriate, and shall use its best efforts to maintain the effectiveness of such registration statement or statements for so long as the Stock Option and Restricted Stock Grant are in effect and for so long as any of the shares of stock covered by the Stock Option and Restricted Stock Grant remain outstanding.

3.4. Benefits; Expenses.  During the Term, the Company shall provide Executive and his dependents with medical insurance and such other cash and noncash benefits, on the same terms and conditions, as amended from time to time, as are generally made available by the Company to its full-time executive officers.  Executive shall be entitled to six (6) weeks of paid vacation per year.  The Company shall pay, or reimburse Executive for, all business expenses incurred by Executive which are related to the performance of Executive's duties, subject to timely submission by Executive of payment or reimbursement requests and appropriate documentation, in accordance with the Company’s reimbursement policies.

3.5. Participation in Equity Incentive Plans.  During the Term, in addition to the Stock Option and Restricted Stock Grant, Executive shall be entitled to participate in the Company’s stock incentive plans to the extent and in the manner determined by the Board of Directors in its absolute discretion.

3.6. Establishment of Residence.  Executive agrees to establish a residence in the Greater Boston area no later than June 30, 2008.  The Company will reimburse Executive and his spouse for up to six (6) round-trip flights between Maryland and Boston to assist them with searching for a house and establishing a residence.  The Company will also reimburse Executive for the reasonable costs incurred by Executive in moving personal belongings from Maryland to the Greater Boston area.  Reimbursement for such expenses (except for tax deductible amounts) will also include a one-time gross-up of 40% to cover any income taxes associated with such reimbursement.  Executive shall submit requests for reimbursements in a timely fashion consistent with Company policy.

3.7. Commuting Expense and Temporary Housing.  Until such time as Executive establishes a residence in the Greater Boston area, but no later than June 30, 2008, the Company shall reimburse Executive for all travel expenses which he incurs between his home in Maryland and the Greater Boston area and will provide Executive with a furnished corporate apartment of the Executive’s choosing (at a cost not to exceed $10,000 per month) in the Greater Boston area.

3.8. One-Time Bonus.  On January 7, 2008, the Company shall pay Executive a bonus of Six Hundred Thousand Dollars ($600,000), net of applicable taxes and withholding.  If Executive’s employment with the Company is terminated prior to the first anniversary of the Effective Date pursuant to either Section 4.1.3 or Section 4.1.5, Executive hereby authorizes the Company to deduct the amount of such bonus from monies otherwise due to him and to the extent that the bonus is not so repaid in full, he agrees to pay the remaining amount to the Company within 60 days after the effective date of the termination of his employment.

Article 4.  Termination

4.1. Termination.  Executive’s employment hereunder shall terminate upon the occurrence of any of the following events:

4.1.1. Immediately upon the Executive’s death;

4.1.2. The termination of the Executive’s employment by the Company for Disability (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.3. The termination of Executive’s employment by the Company for Cause (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.4. The termination of Executive’s employment by the Company, without Cause and not as a result of Executive’s death or Disability, to be effective 30 days after the Company delivers written notice thereof to the Executive;

4.1.5.  The termination of Executive’s employment by Executive without Good Reason (as defined below) to be effective 30 days after Executive delivers written notice thereof from Executive to the Company; or

4.1.6. The termination of Executive’s employment by Executive with Good Reason (as defined below), to be effective as set forth below.

4.2. For purposes of this Agreement, the following definitions shall apply:

4.2.1. “Cause” shall mean (i) Executive’s willful and material failure to perform (other than by reason of death or illness or other physical or mental incapacity) his duties and responsibilities as assigned by the Board in accordance with Section 1.2 above, which is not remedied after 30 days’ written notice from the Board (if such failure is susceptible to cure), (ii) a breach of any of the provisions of this Agreement or any other material written agreement (including the Company’s employee nondisclosure and invention assignment agreement) between Executive and the Company, which is not cured after 10 days’ written notice from the Board (if such breach is susceptible to cure), (iii)  Executive’s material violation of a material Company policy (for purposes of this clause, the Company’s Conflicts of Interest policy shall be deemed a material policy), which is not cured after 10 days’ written notice from the Board (if such violation is susceptible to cure), (iv) fraud, embezzlement or other material dishonesty with respect to the Company, (v) conviction of a crime constituting a felony (which shall not include any crime or offense related to traffic infractions or as a result of vicarious liability) or conviction of any other crime involving fraud, dishonesty or moral turpitude or (vi) failing or refusing to cooperate, as reasonably requested in writing by the Board, in any internal or external investigation of any matter in which the Company has a material (financial or otherwise) in the outcome of the investigation.

4.2.2.  “Change-in-Control of the Company” shall be deemed to have occurred only if any of the following events occur:

             a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 4.2.2, the following acquisitions shall not constitute a Change of Control:  (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which satisfies the criteria set forth in clauses (A) and (B) of Section 4.2.2(c); or

             b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

             c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the operating assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of, respectively, the then-outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation), and the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Business Combination (which as used in this Section 4.2.2(c) shall include, without limitation, a corporation or other entity which as a result of such transaction owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation) of the corporation or other entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation or other entity.

provided, however, that as used in Section 4.3 and Article 5, a “Change-in-Control of the Company” shall be deemed to occur only if any of the foregoing events occur and such event that occurs is a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

4.2.3. “Date of Termination” shall mean the date of Executive’s “separation from service” with the Company, as determined under Treasury Reg. § 1.409A-1(h).

4.2.4. “Disability” shall mean Executive’s absence from the full-time performance of his duties with the Company for more than 180 days during a 365 day period as a result of incapacity due to mental or physical illness, as a result of which Executive is deemed

“disabled” by the institution appointed by the Company to administer its long-term disability plan (or any successor plan).

4.2.5. “Good Reason” shall mean any material breach of this Agreement by the Company and/or the occurrence of any one or more of the following without Executive’s prior express written consent:  (i) a material diminution in Executive’s authority, duties or responsibility from those in effect as of the Effective Date (including, without limitation, (x) the failure to appoint Executive to the position of Chairman of the Board, as provided in Section 1.5, or (y) the removal or failure to reappoint Executive to the position of Chairman of the Board at any time during the Term); (ii) a requirement that Executive report to any person or entity other than the Board; (iii) in connection with a Change-in-Control of the Company (or in connection with any other Business Combination, as defined in Section 4.2.2(c), or any other transfer or other disposition of the Company’s stock, without regard to whether such Business Combination or transfer of the Company’s stock qualifies as a Change-in-Control of the Company), in which either the Company is not the surviving entity or the stock or assets of the Company are acquired by another entity, Executive not being appointed as Chief Executive Officer and Chairman of the Board of the surviving or acquiring entity; (iv) a material change in Executive’s office location (it being agreed that as of the Effective Date such office location shall be deemed to be Tewksbury, Massachusetts); provided, however, that a termination for Good Reason by Executive can occur only if (a) Executive has given the Company a notice of the existence of a condition giving rise to Good Reason within 90 days after the initial occurrence of the condition giving rise to Good Reason and (b) the Company has not cured the condition giving rise to Good Reason within 30 days after receipt of such notice.  A termination for Good Reason shall occur 30 days after the end of such 30-day cure period.

4.2.6. A “Potential Change-in-Control Period” shall be deemed to exist (A) commencing upon the date on which the Company shall have announced that it has entered into a merger, acquisition or similar agreement, the consummation of which would result in the occurrence of a Change-in-Control of the Company and ending on the earlier of (x) the date on which the transaction governed by such agreement has been consummated or (y) the Company shall have announced that it has terminated such agreement, or (B) commencing on the date on which any Person (as defined in Section 4.2.2(a)) shall publicly announce an intention to take actions which if consummated would constitute a Change-in-Control of the Company and ending on the earlier of (x) the date on which such actions have caused the consummation of a Change-in-Control of the Company or (y) such Person shall publicly announce the termination of its intentions to take such actions.

4.2.7. “Pro Ration Percentage” shall mean the amount, expressed as a percentage, equal to the number of days in the then current fiscal year through the date that Executive’s employment with the Company terminates, divided by 365.

4.2.8. “Termination Bonus Amount” shall mean the greater of (i) Executive’s highest Annual Incentive Bonus earned in the two most recent full fiscal years preceding the date the Executive’s employment with the Company terminates, or (ii) One Hundred Percent (100%) of Executive’s Base Salary in effect as of the date the Executive’s employment with the Company terminates.

4.3. Adjustments Upon Termination.

4.3.1. Death or Disability.  If during the Term, Executive’s employment with the Company terminates pursuant to Section 4.1.1 or Section 4.1.2, subject to Section 4.6, the

Company shall pay to Executive or Executive’s heirs, successors or legal representatives, as the case may be, Executive’s Base Salary in effect as of the date Executive’s employment with the Company terminates (less, in the case of a termination of employment as a result of Disability, the amount of any payments made to the Executive under any long-term disability plan of the Company).  Such payments shall be made over the 12-month period that commences on the Date of Termination; provided, that if termination of employment due to death or Disability occurs within twelve (12) months after a Change-in-Control of the Company, the total of such payments shall be made in a lump sum within 30 days following the Date of Termination.  Notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan (including, without limitation, the agreements evidencing the Stock Option and the Restricted Stock Grant), any stock options, restricted stock awards, stock appreciation rights or other equity participation rights held by Executive as of the date of death or Disability shall become exercisable or vested, as the case may be, with respect to all time-based awards as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 12 month period immediately following the date of death or Disability, but all performance-based vesting awards that have not vested as of such date of death or Disability shall be forfeited as of such date.

4.3.2. With Cause or Without Good Reason.  If Executive’s employment with the Company terminates pursuant to Section 4.1.3 or Section 4.1.5, (a) all payments and benefits provided to Executive under this Agreement shall cease as of the date Executive’s employment with the Company terminates, except that Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3.1 and any benefits due in accordance with the terms of any applicable benefits plans and programs of the Company and (b) all vesting of all stock options and restricted stock awards then held by the Executive shall immediately cease as of the date Executive’s employment with the Company terminates.

4.3.3. Without Cause or with Good Reason Other than during a Potential Change-in-Control Period or After a Change-in-Control of the Company.  If Executive’s employment with the Company terminates pursuant to Section 4.1.4 or Section 4.1.6, other than during a Potential Change-in-Control period or within 12 months after a Change-in-Control of the Company, subject to Section 4.6:

             a) within unless otherwise required by law to be paid on a different date, within thirty (30) days following the Date of Termination, the Company shall pay Executive in a lump sum in cash the sum of (i) any accrued but unpaid Base Salary through the date Executive’s employment with the Company terminates, plus (ii) the Annual Incentive Bonus for the fiscal year preceding the fiscal year in which Executive’s employment with the Company terminates, if unpaid, plus (iii) any accrued but unused vacation pay;

             b) the Company shall pay Executive, as severance pay, his Base Salary in effect as of the date Executive’s employment with the Company terminates, for twelve (12) months after the Date of Termination (the “Severance Pay Period”); the first installment will be paid in accordance with the Company’s usual payroll practices beginning in the payroll period first beginning after the date the release of claims described in Section

4.6 becomes effective, provided however, if the sixty (60) day deadline described in Section 4.6 crosses into a subsequent tax year, no payment will be made before the first business day of the subsequent tax year;

             c) the Company shall pay Executive incentive compensation for the fiscal year in which the termination of Executive’s employment with the Company occurs in the amount of the Termination Bonus Amount (as defined above) multiplied by the sum of One Hundred Percent (100%) plus the Pro Ration Percentage; such payment will be made within ten (10) business days after the release of claims described in Section 4.6 becomes effective, provided however, if the sixty (60) day deadline described in Section 4.6 crosses into a subsequent tax year, no payment will be made before the first business day of the subsequent tax year;

             d) if Executive is eligible to receive and elects to continue receiving any group medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall reimburse the monthly COBRA premium (on a fully grossed up basis, if such reimbursement is taxable to Executive) in an amount equal to the portion of such premium that the Company pays on behalf of active and similarly situated employees receiving the same type of coverage until the earlier of (x) the end of the Severance Pay Period twelve (12) month period following the Date of Termination or (y) the date on which Executive becomes eligible to receive group medical and dental insurance benefits from another employer that are substantially equivalent (including, without limitation, equivalent as to benefits, premium costs and co-pay amounts) to those provided by the Company as of the date Executive’s employment with the Company terminates (Executive agrees to notify the Company in writing promptly upon becoming eligible to receive such group medical and dental insurance from another employer);

             e) the Company shall provide Executive, at the Company’s sole cost, with full executive outplacement assistance with an agency selected by Executive (and reasonably satisfactory to the Company), provided that no outplacement benefits shall be provided after the end of the second calendar year following the calendar year in which the Date of Termination occurs;

             f) notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan (including, without limitation, the agreements evidencing the Stock Option and the Restricted Stock Grant), any stock options, restricted stock awards, stock appreciation rights or other equity participation rights held by Executive as of the date Executive’s employment with the Company terminates become exercisable or vested, as the case may be, with respect to all time-based vesting awards as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 12 month period immediately following the date Executive’s employment with the Company terminates, and

             g) Executive shall be entitled to exercise any such options or other awards or equity participation rights until 12 months after the date Executive’s employment with the Company terminates, but all performance-based vesting awards that have not, as of such date Executive’s employment with the Company terminates, vested shall be forfeited as of such date.  No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

4.3.4. Without Cause or with Good Reason After a Change-in-Control of the Company.  If, within 12 months after a Change-in-Control of the Company, Executive shall terminate Executive’s employment pursuant to Section 4.1.6 or the Company shall terminate Executive’s employment pursuant to Section 4.1.4, then in any such event, subject to Section 4.6:

             a) The unless otherwise required by law to be paid on a different date, the Company shall pay Executive the following amounts as severance pay (and without regard to the provisions of any benefit plan) in a lump sum in cash no more than 30 days following the Date of Termination, the following amounts within ten (10) business days after the release of claims described in Section 4.6 becomes effective, provided however, if the sixty (60) day deadline described in Section 4.6 crosses into a subsequent tax year, no payment will be made before the first business day of the subsequent tax year:

(i)
the sum of (A) Executive’s accrued but unpaid Base Salary through the date Executive’s employment with the Company terminates, plus (B) the Annual Incentive Bonus for the fiscal year preceding the fiscal year in which Executive’s employment with the Company terminates, if unpaid, (C) the product of (x) Executive’s Termination Bonus Amount, and (y) the Pro Ration Percentage, plus (D) any accrued but unused vacation pay; and

(ii)
the amount equal to one and a half (1.5) times the sum of (i) Executive’s Base Salary in effect as of the date Executive’s employment with the Company terminates, plus (ii) Executive’s Termination Bonus Amount.

             b) if Executive is eligible to receive and elects to continue receiving any group medical and dental insurance coverage under COBRA, the Company shall reimburse the monthly COBRA premium (on a fully grossed up basis, if such reimbursement is taxable to Executive) in an amount equal to the portion of such premium that the Company pays on behalf of active and similarly situated employees receiving the same type of coverage until the earlier of (x) the end of the eighteen (18) month period following the Date of Termination or (y) the date on which Executive becomes eligible to receive group medical and dental insurance benefits from another employer that are substantially equivalent (including, without limitation, equivalent as to benefits, premiums and co-pay amounts) to those provided by the Company as of the Date of Termination (Executive agrees to notify the Company in writing promptly upon becoming eligible to receive such group medical and dental insurance from another employer);

             c) notwithstanding anything to the contrary in the applicable stock option or restricted stock agreement (including, without limitation, the agreements evidencing the Stock Option and the Restricted Stock Grant), the exercisability of all outstanding stock options, restricted stock awards, stock appreciation rights and other equity participation rights then held by Executive  with respect to the common stock of the Company (or securities exchanged for such common stock in connection with the Change-in-Control of the Company) shall accelerate in full and Executive shall be entitled to exercise any such options or other awards or equity appreciation rights until 18 months after the date Executive’s employment with the Company terminates; and

             d) the Company shall provide Executive, at the Company’s sole cost, with full executive outplacement assistance with an agency selected by Executive (and reasonably satisfactory to the Company), provided that no outplacement benefits shall be provided after the end of the second calendar year following the calendar year in which Date of Termination occurs.

4.3.5. Without Cause or with Good Reason During a Potential Change-in-Control Period.  If, during the existence of a Potential Change-in-Control Period, Executive shall terminate Executive’s employment pursuant to Section 4.1.6 or the Company shall terminate Executive’s employment pursuant to Section 4.1.4, then in any such event, subject to Section 4.6, Executive shall receive the payments, benefits and rights set forth in Sections 4.3.4(a), (b), (c) and (d), except that any amounts payable pursuant to Section 4.3.4(a)(ii) shall be paid over the 18-month period that commences on the Date of Termination, if such date occurs more than 30 days prior to the Change-in-Control of the Company that is the subject of the Potential Change-in-Control Period; otherwise, such amount shall be paid in a lump sum on the date that such Change-in-Control of the Company occurs.  Notwithstanding the foregoing, if the Change-in-Control of the Company (that is the subject of the Potential Change-in-Control Period) occurs more than 30 days after the Date of Termination, and payments of the amount payable pursuant to Section 4.3.4(a)(ii) have begun over an 18-month period, pursuant to the preceding sentence, the balance of the amount payable pursuant to Section 4.3.4(a)(ii) shall be paid to Executive in a lump sum on the date such Change-in-Control of the Company occurs.  in installments. The first installment will be paid in accordance with the Company’s usual payroll practices beginning in the payroll period first beginning after the date the release of claims described in Section 4.6 becomes effective, provided however, if the sixty (60) day deadline described in Section 4.6 crosses into a subsequent tax year, no payment will be made before the first business day of the subsequent tax year.  If the Change-in-Control related to the Potential Change-in-Control is consummated before the installments are completed, any remaining installments shall be paid in a single lump sum within ten (10) days following such consummation, pursuant to Treas. Reg. Section 1.409A-3(j).

4.4. Gross-Up for Excess Parachute Payments.

4.4.1. In the event of a Change-in-Control of the Company, or other event constituting a change in the ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company described in Section 280G(b)(2)(A)(i) of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Company, at its sole expense, shall cause its independent auditors promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, Executive under this Agreement, and any other agreement or plan benefiting Executive (collectively the “Original Payments”), to determine the applicability of Section 4999 of the Code to Executive in connection with such event (other than under this Section 4.4).  If the Company’s independent auditors determine that the Original Payments are subject to excise taxes under Section 4999 of the Code (the “Excise Tax”), then an additional amount shall be paid to Executive (the “Gross-Up Amount”) such that the net proceeds of the Gross-Up Amount to Executive, after deduction of the Excise Tax (including interest and penalties) upon the Gross-Up Amount, shall be equal to the Excise Tax on the Original Payments.  The Company’s independent auditors will perform the calculations in conformity with the foregoing provisions and will provide Executive with a copy of their calculations. The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on the Original Payment(s) and Gross-Up Amount and any income and employment taxes (including, without limitation, other penalties and interest on such income and employment taxes) imposed on any Gross-Up Amount payable hereunder.  If no determination by the Company's independent auditors is made prior to the time Executive is required to file a tax return reflecting Excise Taxes on any portion of the Original Payment(s), Executive will be entitled to receive a Gross-Up Amount calculated on the basis of the Excise Tax that Executive reports in such tax return, within 30 days after the filing of such tax return. Executive agrees that, for the purposes of the foregoing sentence, Executive is not required to file a tax return until Executive has obtained the maximum number and length of filing extensions available, and Executive shall have provided a copy of the relevant portions of such tax return to the Company not less than 10 days prior to filing such tax return.

4.4.2. If any tax authority finally determines that a greater Excise Tax should be imposed upon the Original Payments or the Gross-Up Amount than is determined by the Company’s independent auditors or reflected in Executive’s tax returns, Executive shall be entitled to receive an additional Gross-Up Amount calculated on the basis of the additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from the Company within 30 days after such determination. Executive shall cooperate with the Company as it may reasonably request to permit the Company (at its sole expense) to contest the determination of such taxing authority to minimize the amount payable under this Section 4.4.  If any tax authority finally determines the Excise Tax payable by Executive to be less than the amount taken into account hereunder in calculating the Gross-Up Amount, Executive shall repay the Company, within 30 days after Executive’s receipt of a tax refund resulting from that determination, to the extent of such refund, the portion of the Gross-Up Amount attributable to such reduction (including the refunded portion of Gross-Up Amount attributable to the Excise Tax and Federal, state and local income and employment taxes imposed on the Gross-Up Amount being repaid, less any additional income tax resulting from receipt of such refund).

4.5. Section 409A.

4.5.1. Payments to Executive under this Article 4 shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and a portion that does constitute nonqualified deferred compensation.  Payments hereunder shall first be made from the portion, if any, that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation.  However, if Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is six (6) months and one (1) day after Executive’s Date of Termination (the “Earliest Payment Date”); provided that this sentence does not apply to payments made as a result of a termination under Section 4.1.1.  Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date.  The determination of whether, and the extent to which, any of the payments to be made to Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9).  Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of Executive following the taxable year of Executive in which Executive’s employment with the Company terminates.

4.5.2. The parties acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code.  If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement; provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A; and provided, further, that payments or other benefits that occur as a result of the application of this Section 4.5.2 shall themselves comply with Section 409A of the Code.

4.5.3. If Executive shall incur any liability under Section 409A of the Code or under any comparable state or local law, rule or regulation as a result of any payments or benefits that Executive receives from the Company (including, without limitation, any payments or benefits made or provided pursuant to Section 4.5.2), the Company shall pay Executive an amount (the “409A Gross-Up Amount”) such that the net proceeds of the 409A Gross-Up Amount to Executive, after deduction of any and all Federal, state and local taxes (including, without limitation, employment taxes, interest and penalties) upon the 409A Gross-Up Amount, shall be equal to the amount of the additional tax (and any interest and penalties) payable under Section 409A of the Code or under any comparable state or local law, rule or regulation.  The 409A Gross-Up Amount shall be payable to Executive no later than 21 days after Executive has paid such tax liability.

4.6. Release.  In order to be eligible to receive any of the payments or benefits under Sections 4.3.1, 4.3.3, 4.3.4 or 4.3.5, Executive (or his personal representative, if applicable) shall be required to execute and deliver to the Company (without subsequent revocation) and allow to become effective and unrevoked, within sixty (60) days after the Date of Termination or such shorter period as the Company then provides, a binding severance and mutual release agreement in a form provided by and reasonably satisfactory to the Company which shall contain a release of claims by Executive substantially in the form attached hereto as Exhibit A.

Article 5.  Non-Competition and Non-Solicitation

5.1. Non-Competition and Non-Solicitation.  Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees that while Executive is employed by the Company and for a period of the longer of (a) one year after the date Executive’s employment with the Company terminates, in the case of a termination other than within 12 months after a Change-in-Control of the Company, (b) 18 months after the date Executive’s employment with the Company terminates, in the case of a termination within 12 months after a Change-in-Control of the Company:

5.1.1. Executive will not perform services for or own an interest in (except for investments of not more than five percent (5%) of the total outstanding shares or other equity interests of a company or entity in which Executive does not actively participate in management) any firm, person or other entity that competes in any geographic area with the Company in the business of the development, manufacture, promotion, distribution or sale of professional or consumer film, video or audio production tools, including, but not limited to, editing, special effects, 3D, animation, live sound, broadcast or newsroom products or systems, content-creation tools, media storage or other business or services in which the Company is engaged or plans (as evidenced by consideration by the Company’s executive staff or by the Board) to engage at the time Executive’s employment with the Company terminates.

5.1.2. Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited to engage by Section 5.1.1.

5.1.3. Executive will not directly or indirectly either alone or in association with others (a) solicit, or permit any organization directly or indirectly controlled by Executive to solicit, any employee of the Company to leave the employ of the Company, or (b) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit for employment, hire or engage as an independent contractor, any natural person who was employed by the Company at any time; provided that this Section 5.1.3 (i) shall not apply to the solicitation, hiring or engagement of any individual  whose employment with the Company has been terminated for a period of one year or longer or whose engagement to the Company as an independent contractor has been terminated for a period of six months or longer and (ii) shall not apply to the solicitation, hiring or engagement of any individual arising from such individual’s affirmative response to a general recruitment effort carried out through a public solicitation or a general solicitation.

5.1.4. Executive will not directly or indirectly either alone or in association with others solicit, or permit any organization directly or indirectly controlled by Executive to solicit, any current or future customer or supplier of the Company to cease doing business in whole or in part with the Company or otherwise adversely modify his, her or its business relationship with the Company.

5.2. Reasonableness of Restrictions.  It is expressly understood and agreed that (a) although Executive and the Company consider the restrictions contained in this Article 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Article 5 is unenforceable, such restriction shall not be rendered void but shall be deemed to be enforceable to such maximum extent as such court may judicially determine or indicate to be enforceable and (b) if any restriction contained in this Agreement is determined to be unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.3. Remedies for Breach.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, Executive expressly agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

Article 6.  Miscellaneous

6.1. Indemnification.

6.1.1. Executive shall be entitled to indemnification as set forth in Article Eleventh of the Company’s Certificate of Incorporation, a copy of which has been provided to Executive.

6.1.2. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until at least the fourth anniversary of the date this Agreement is terminated for any reason, providing coverage to Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former officer or director of the Company.

6.2. Counsel Fees.  The Company shall pay to the Executive reimbursement for all legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with review of determinations made under Section 4.4, and any tax audit or proceeding to the extent attributable to the potential application of Section 4999 or Section 409A of the Code to any payment or benefit provided by the Company to Executive. Such reimbursement payments shall be made within 15 days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.  Executive’s written requests for payment must be delivered to the Company within one hundred and twenty (120) days after Executive incurs such fees or expenses.

6.3. No Mitigation.  The Company agrees that, except as specifically set forth in Section 4.3.3(d) and Section 4.3.4(b) regarding COBRA premium reimbursement, (i) if Executive's employment is terminated during the term of this agreement, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company and (ii) the amount of any payment provided hereunder shall not be reduced by any compensation earned by Executive.

6.4. Obligation of Successors.  Any successor to substantially all of the Company’s assets and business, whether by merger, consolidation, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its assets and business or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.5. Notice.  All notices required or permitted hereunder shall be in writing and deemed effectively given (i) when delivered in person, (ii) on the third business day after mailing by registered or certified mail, postage prepaid, (iii) on the next business day after delivery to an air courier for next day delivery, paid by the sender, or (iv) when sent by telecopy or facsimile transmission during normal business hours (9:00 a.m. to 5:00 p.m.) where the recipient is located (or if sent after such hours, as of commencement of the next business day), followed within 24 hours by notification pursuant to any of the foregoing methods of delivery, in all cases addressed to the other party hereto as follows:

(a)           If to the Company:

Avid Technology, Inc.
75 Network Drive
Burlington, MA  01803
Attention:  General Counsel
Facsimile:  (978) 548-4639

(b)           If to Executive, at the latest address on the personnel records of the Company or at such other address as either party shall designate to the other in accordance with this Section 6.5.

6.6. Survival.  The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.  Notwithstanding the termination of this Agreement or Executive’s services hereunder for any reason, Article 5 shall survive any such termination.

6.7. Complete Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties with respect to the subject matter hereof, including but not limited to the Prior Agreement; provided however, nothing in this Agreement shall change the terms of any equity grant made to Executive before the date of this Agreement.   This Agreement may not be modified or amended except upon written amendment approved by the Compensation Committee of the Board, and executed by a duly authorized officer of the Company and by Executive.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any time prior or subsequent time.

6.8. Applicable Law.  This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof) and the parties hereby submit to the jurisdiction of the courts of that state.

6.9. Waiver of Jury Trial.  Executive hereby irrevocably waives any right to a trial by jury in any action, suit, or other legal proceeding arising under or relating to any provision of this Agreement.

6.10. Severability.   If any non-material provision of this Agreement shall be held invalid or unenforceable, it shall be deemed to be deleted or qualified so as to be enforceable or valid to the maximum extent permitted by law, and the remaining provisions shall continue in full force and effect.

6.11. Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, assigns and personal representatives, except that the duties, responsibilities and rights of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive, except to the extent that the rights of Executive hereunder may be enforceable by his heirs, executors, administrators or legal representatives.  If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

6.12. Captions.  Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

6.13. Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

6.14. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

6.15. Further Assurances.  Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

Avid Technology, Inc.

By:	/s/ Ken Sexton
Ken Sexton
Executive Vice President, Chief Financial Officer
and Chief Administrative Officer (Principal Financial Officer)

/s/ Gary G. Greenfield
Gary G. Greenfield

EXHIBIT A

RELEASE OF CLAIMS PROVISIONS

           This General Release of Claims (the "General Release") is being executed by Gary G. Greenfield ("Executive"), for and in consideration of certain amounts payable under the Executive Employment Agreement (the "Agreement") originally entered into between him and Avid Technology, Inc. (the "Company") on December 17, 2007 and as amended and restated on December 20, 2010 and March 14, 2011, and is conditioned upon the Company’s release of Executive, in such form as is reasonably satisfactory to the Company, of any and all claims with respect to acts or omissions on the part of Executive that occurred prior to the date that Executive executes this General Release.  Executive agrees as follows:

           Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, and any and all of the affiliates, stockholders, officers, directors, employees, agents, counsel, and successors and assigns of the Company, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which he has or may have against any one or more of them by reason of any event, matter, cause or thing which has occurred prior to the date this General Release is executed by Executive arising from or related to his employment with the Company, or the termination of that employment, including but not limited to: all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, §1 etseq., and any and all other similar applicable federal and state statutes, all as amended; all claims arising out of Section 806 of the Corporate and Criminal Fraud Accoutability Act of 2002, 18 U.S.C. § 1681 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 etseq., all as amended; all claims under the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93 §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 etseq., the Massachusetts Privacy Act, M.G.L. c.214, §1B and the Massachusetts Maternity Leave Act , M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding), and provided further, however, that nothing herein is intended to be construed as releasing the Company from any obligation set forth in this Agreement.  Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph.  Executive represents and warrants that he has not previously filed or joined in any such claims against the Company or any of its affiliates or subsidiaries, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred as a result of any such assignment or transfer.

           Executive acknowledges that this is a General Release, and he agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq, as amended by the Older Workers Benefit Protection Act.  Executive acknowledges that he has read and understands the foregoing General Release and executes it voluntarily and without coercion.  He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this General Release, and that he has had more than 21 days within which to consider this General Release.  Executive understands that he has seven days following his execution of this General Release to revoke it in writing, and that this General Release is not effective or enforceable until after this seven-day period.  For such revocation to be effective, notice must be received by ________, at the principal office of the Company, no later than 11:59 p.m. on the seventh calendar day after the date on which Executive has signed this General Release.  Executive expressly agrees that, in the event he revokes this General Release, the Company shall not be obligated to pay him any amounts the payment of which is expressly conditioned under the Agreement on the effectiveness of this General Release.

           Notwithstanding any other provision of this General Release to the contrary or potentially interpretable to the contrary, it is expressly agreed and understood that the Executive is not releasing hereunder (i) any rights or potential claims for indemnification as otherwise available to Executive as an officer, director, agent or in any other capacity, (ii) any rights or potential claims with respect to any event, matter, cause or thing which occurs after the date that Executive executes this General Release, including without limitation, any such rights or potential claims which arise after the date that Executive executes this General Release with respect to the Agreement or with respect to any other agreement to which the Company and Executive are parties, or (iii) any claims for benefits under employee benefit plans.